Exhibit 99.1



        TNMG GLOBAL TO ACQUIRE INTERNATIONAL OPERATIONS OF ADVENTIS LTD.

         Acquisition Expands TMNG Global's Strategic Consulting Presence
                               in Europe and Asia


Overland Park, KS - April 3, 2006 - TMNG Global (Nasdaq: TMNG), a leading provider of management consulting services to the global communications, media and entertainment industries, today announced that it has signed a definitive agreement to acquire ADVENTIS Ltd., the international operations of ADVENTIS, a global consulting firm specializing in the interrelated sectors of telecom, technology and digital media. Financial terms were not disclosed; the transaction is expected to be completed imminently.

The acquisition expands TMNG Global's strategic consulting practice, Cambridge Strategic Management Group (CSMG), under the executive leadership of Andrew J. Cole, and brings complementary practice expertise and clients to the company. The international operations include offices in London, Berlin and Shanghai.

"The opportunity to bring ADVENTIS Ltd.'s complementary practice areas, international presence, high-quality client base, and sterling reputation into the fold in a capital-efficient transaction made it a unique opportunity for TMNG Global," said Rich Nespola, the company's Chairman and CEO. "With its strong knowledge and understanding of how markets evolve in this converging broadband, wireless and IP-enabled environment, the addition of ADVENTIS Ltd. further strengthens our well-regarded Strategy group and places TMNG Global in a solid position to take advantage of the opportunities in the European and Asian markets. We are looking forward to welcoming ADVENTIS's team of first-rate consultants and clients to the TMNG Global family."

ADVENTIS Ltd.'s client base includes leading communications, media and entertainment multi-national companies who seek consulting expertise in wireless, technology, enterprise solutions, consumer and small and medium business, and carrier operations, processes and organization.

About TMNG Global

The Management Network Group, Inc. (Nasdaq: TMNG) is a leading provider of professional services to the converging communications industry and the financial services firms that support it. With more than 400 consultants worldwide, TMNG Global's clients include communications service providers, entertainment, media and technology companies, and financial services firms. Founded in 1990, TMNG Global has provided strategic and management consulting, as well as managed services, to more than 1000 clients worldwide, including all the Fortune 500 telecommunications companies. The company is headquartered in Overland Park, Kansas, with offices in Boston, Chicago, London, New York, Denver, Dallas and Washington, DC. TMNG Global can be reached at 1.888.460 TMNG
(8664) or online at http://www.tmng.com.

Janet M. Hall
Principal and Vice President of Marketing
The Management Network Group (TMNG)
1410 Spring Hill Road, Suite 425
McLean, VA 22102
703-336-6629 (office)
703-336-6650 (fax)